Exhibit 99.1

NEWS RELEASE

INVESTOR RELATIONS CONTACT: Eric Bjornholt – CFO ... (480) 792-7804 Sajid Daudi — Head of investor Relations ... (480) 792-7385

MICROCHIP TECHNOLOGY ANNOUNCES PROPOSED PRIVATE OFFERING

OF $1.1 BILLION OF CONVERTIBLE SENIOR NOTES

Chandler, Arizona – May 28, 2024 – (NASDAQ: MCHP) – Microchip Technology Incorporated, a leading provider of smart, connected, and secure embedded control solutions, today announced its intention to offer, subject to market conditions and other factors, $1.1 billion aggregate principal amount of Convertible Senior Notes due 2030 (the “notes”) in a private offering (the “offering”) only to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Microchip also expects to grant the initial purchasers of the notes an option to purchase, within a 13-day period beginning on, and including, the date Microchip first issues the notes, up to an additional $150 million aggregate principal amount of the notes. The notes will be senior, unsecured obligations of Microchip, and interest will be payable semi-annually in arrears. Upon conversion, Microchip will pay cash up to the aggregate principal amount of the notes to be converted and pay or deliver, as the case may be, cash, shares of Microchip’s common stock (“common stock”) or a combination of cash and shares of common stock, at Microchip’s election, in respect of the remainder, if any, of its conversion obligation in excess of the aggregate principal amount of the notes being converted. The interest rate, conversion rate and other terms of the notes are to be determined upon pricing of the offering.

Microchip intends to use a portion of the net proceeds of the offering to pay the cost of capped call transactions with the option counterparties, as described below. If the initial purchasers exercise their option to purchase additional notes, Microchip expects to use a portion of the net proceeds from the sale of such additional notes to enter into additional capped call transactions with the option counterparties. Microchip intends to use the remaining net proceeds to repay existing debt including notes outstanding under Microchip’s commercial paper program.

In connection with the pricing of the notes, Microchip expects to enter into privately negotiated capped call transactions with one or more of the initial purchasers and/or their respective affiliates and/or other financial institutions (the “option counterparties”). The capped call transactions will cover, subject to anti-dilution adjustments, the number of shares of common stock underlying the notes sold in the offering. The capped call transactions are generally expected to reduce potential dilution to the common stock upon any conversion of notes and/or offset any cash payments Microchip elects to make in excess of the principal amount of converted notes, as the case may be, with such reduction and/or offset subject to a cap.

Microchip Technology

Announces Proposed Private Offering

of $1.1 Billion of Convertible Senior Notes

Microchip has been advised that, in connection with establishing their initial hedges of the capped call transactions, the option counterparties or their respective affiliates expect to purchase shares of common stock and/or enter into various derivative transactions with respect to the common stock concurrently with or shortly after the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of the common stock or the notes at that time. In addition, the option counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to the common stock and/or purchasing or selling the common stock or other securities of Microchip in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during any observation period related to a conversion of the notes and, to the extent Microchip unwinds a corresponding portion of the capped call transactions, following any repurchase or redemption of the notes). This activity could also cause or avoid an increase or a decrease in the market price of the common stock or the notes, which could affect the ability of noteholders to convert the notes and, to the extent the activity occurs during any observation period related to a conversion of notes, it could affect the number of shares and value of the consideration that noteholders will receive upon conversion of the notes.

The notes will only be offered to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act. Neither the notes nor the shares of common stock potentially issuable upon conversion of the notes, if any, have been, or will be, registered under the Securities Act or the securities laws of any other jurisdiction, and unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from such registration requirements.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The Microchip logo and name are registered trademarks of Microchip Technology Incorporated.